EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-72229, 333-104320, 333-34638, 333-49948, 333-83112, 333-89151, and 333-74155 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 of Kilroy Realty Corporation on Form S-8 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of Kilroy Realty Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 28, 2007